As filed with the Securities and Exchange Commission on November 3, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CITIZENS & NORTHERN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania (State of Incorporation)	23-2451943 I.R.S. Employer Identification Number)
90-92 Main Street
P.O. Box 58
Wellsboro, Pennsylvania 16901
(570) 724-3411
(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices

Citizens & Northern Corporation 1995 Stock Incentive Plan
Citizens & Northern Corporation Independent Directors Stock Incentive Plan
(Full Title of the Plan)
Craig G. Litchfield,
Chairman, President and Chief Executive Officer
Citizens & Northern Corporation
90-92 Main Street
P.O. Box 58
Wellsboro, Pennsylvania 16901
(570) 724-3411
(Name, Address and Telephone Number of Agent for Service)

Copy to:
Charles J. Ferry, Esquire
Rhoads & Sinon LLP
One South Market Square, 12th Floor
P.O. Box 1146
Harrisburg, PA 17108-1146
(717) 233-5731
CALCULATION OF REGISTRATION FEE

Title of Securities		Proposed Maximum	Proposed Maximum
Registration to be	Amount to be	Offering Price Per	Aggregate	Amount of
Registered	Registered (1)	Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $1.00	364,424 shares	$22.135	$8,066,525.24	$863.12

(1) Together with an indeterminate number of shares of the Registrant’s common stock that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plans as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the Registrant’s common stock. In accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, such indeterminable number of additional shares as may be issuable as a result of such adjustments are also registered hereby.
(2) Estimated solely for the purposes of calculating the amount of the registration fee, pursuant to Rule 457(c), on the basis of $22.135 per share, which was the average of the high and low prices of the common stock as reported on NASDAQ Capital Market on October 31, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b). Such documents are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents have been filed by the Registrant, Citizens & Northern Corporation, with the Securities and Exchange Commission (“SEC”) and are incorporated herein by reference:
(a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of Registrant’s fiscal year covered by the annual report referred to in (a) above.

(c)	The description of Registrant’s Common Stock contained in its registration statement filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of a claim.
     Article VIII of the Registrant’s By-Laws provides as follows:
     Section 8.1. INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
     Section 8.2. ADVANCEMENT OF EXPENSES. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.
     Section 8.3. NONEXCLUSIVITY. The indemnification provided by this Article VIII shall not be deemed exclusive of any other right to which persons seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a personal who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.
     Section 8.4. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not Applicable.
ITEM 8. EXHIBITS.
4.1	Articles of Incorporation, as amended.

5.1	Opinion of Rhoads & Sinon LLP.

10.1	Citizens & Northern Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.7 filed with the Registrant’s Form 10-K for fiscal year ended December 31, 2003, filed on March 10, 2004).

10.2	First Amendment to Citizens & Northern Stock Incentive Plan (incorporated by reference to Exhibit 10.6 filed with the Registrant’s Form 10-K for fiscal year ended December 31, 2003, filed on March 10, 2004).

10.3	Second Amendment to Citizens & Northern Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.5 filed with the Registrant’s Form 10-K for fiscal year ended December 31, 2003, filed on March 10, 2004).

10.4	Citizens & Northern Corporation Independent Directors Stock Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s proxy statement dated March 19, 2001 for the annual meeting of stockholders held on April 17, 2001).

23.1	Consent of Rhoads & Sinon LLP (included as part of Exhibit 5.1).

23.2	Consent of Parente Randolph, LLC.

24.1	Powers of Attorney (included as part of signature page).
ITEM 9. UNDERTAKINGS.
A.	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraph (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraph is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B.      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wellsboro, Commonwealth of Pennsylvania, on October 19, 2006.

CITIZENS & NORTHERN CORPORATION (Registrant)

By:	Craig G. Litchfield /s/

Craig G. Litchfield
Chairman, President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig G. Litchfield and Mark A. Hughes, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached, and to file all those amendments and all exhibits to them and other documents to be filed in connection with them, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date
Craig G. Litchfield /s/ Craig G. Litchfield	Chairman, President and CEO and Director	October 19, 2006
Mark A. Hughes /s/ Mark A. Hughes	Treasurer and Principal Accounting Officer	October 19, 2006
Dennis F. Beardslee /s/ Dennis F. Beardslee	Director	October 19, 2006
R. Robert DeCamp /s/ R. Robert DeCamp	Director	October 19, 2006

Signature	Title	Date
Jan E. Fisher /s/ Jan E. Fisher	Director	October 19, 2006
R. Bruce Haner /s/ R. Bruce Haner	Director	October 19, 2006
Susan E. Hartley /s/ Susan E. Hartley	Director	October 19, 2006
Karl W. Kroeck /s/ Karl W. Kroeck	Director	October 19, 2006
Leo F. Lambert /s/ Leo F. Lambert	Director	October 19, 2006
Edward L. Learn /s/ Edward L. Learn	Director	October 19, 2006
Edward H. Owlett, III /s/ Edward H. Owlett, III	Director	October 19, 2006
Leonard Simpson /s/ Leonard Simpson	Director	October 19, 2006
James E. Towner /s/ James E. Towner	Director	October 19, 2006
Ann M. Tyler /s/ Ann M. Tyler	Director	October 19, 2006

INDEX TO EXHIBITS

Exhibit No.	Exhibit
4.1	Articles of Incorporation, as amended.

5.1	Opinion of Rhoads & Sinon LLP.

10.1	Citizens & Northern Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.7 filed with the Registrant’s Form 10-K for fiscal year ended December 31, 2003, filed on March 10, 2004).

10.2	First Amendment to Citizens & Northern Stock Incentive Plan (incorporated by reference to Exhibit 10.6 filed with the Registrant’s Form 10-K for fiscal year ended December 31, 2003, filed on March 10, 2004).

10.3	Second Amendment to Citizens & Northern Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.5 filed with the Registrant’s Form 10-K for fiscal year ended December 31, 2003, filed on March 10, 2004).

10.4	Citizens & Northern Corporation Independent Directors Stock Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s proxy statement dated March 19, 2001 for the annual meeting of stockholders held on April 17, 2001).

23.1	Consent of Rhoads & Sinon LLP (included as part of Exhibit 5.1).

23.2	Consent of Parente Randolph, LLC.

24.1	Powers of Attorney (included as part of signature page).